Exhibit 99.1

TRAFFIX
CONTACT:	Joshua B. Gillon Traffix, Inc. (845) 620-1212 ext. 205 joshg@traffixinc.com

KCSA CONTACT:	Todd Fromer/Erika Levy (212) 682-6300 ext. 215/208 tfromer@kcsa.com/elevy@kcsa.com http://www.kcsa.com

For Immediate Release

TRAFFIX, INC. REPORTS FISCAL 2004 FOURTH QUARTER AND ANNUAL RESULTS

COMPANY REPORTS 47% GROWTH IN FOURTH QUARTER REVENUE; BOARD
DECLARES DIVIDEND OF $.08 PER SHARE

PEARL RIVER, NY, February 17, 2005 — Traffix, Inc. (NASDAQ: TRFX), a leading on-line marketing company, today reported results for the fiscal fourth quarter and year ended November 30, 2004.

Net Revenue for the fourth fiscal quarter ended November 30, 2004 was $10.8 million, an increase of 47% from $7.3 million for the comparable quarter of fiscal 2003.  Income (loss) from Operations for the fourth fiscal quarter was ($247,000), a decrease of 134% from $727,000 in the comparable quarter of fiscal 2003.  Net Income for the fourth fiscal quarter was $121,000, or $0.01 per diluted share compared to Net Income of $880,000 or $.07 per diluted share in the prior year’s comparable quarter, representing a decrease of 86%.

The Company reported that Net Revenue for the fiscal year ended November 30, 2004 was $37.3 million, an increase of 15% from $32.4 million in fiscal 2003.  (Loss) income from Operations for the year ended November 30, 2004 decreased 76%, to a loss of ($334,000) in fiscal 2004, from a loss of ($1.4 million) in fiscal 2003.  Net Income for the year ended November 30, 2004 increased 141%, from $421,000 in fiscal 2003, to $1.0 million in fiscal

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2004.  Diluted earnings per share increased $0.04, or 133%, to $0.07 of diluted earnings per share in fiscal 2004, compared to $0.03 of diluted earnings per share in fiscal 2003.

The Company reported that on a sequential basis, Net Revenue increased in the fourth quarter by 5% to $10.8 million from $10.2 million in the third quarter of 2004.  The Company’s (Loss) from Operations declined sequentially by 58%, or $348,000, to a loss of $247,000 in the fourth quarter, compared to a loss of $595,000 in the third fiscal quarter of 2004.  The Company’s fourth fiscal quarter diluted income per share was $0.01, compared with third fiscal quarter loss per share of ($.01), representing an increase of $0.02, or 200%.

The Company’s Balance Sheet included over $35.8 million in cash and marketable securities, or approximately $2.65 per share, as of November 30, 2004 as compared to $2.68 per share, as of August 31, 2004, and $2.96 per share at November 30, 2003.  Net Tangible Book Value was $2.75 per share at November 30, 2004, $2.75 per share at August 31, 2004, and $3.18 per share at November 30, 2003.

As of November 30, 2004, the Company’s current ratio decreased to $5.26 of current assets to $1.00 of current liabilities, compared to $6.97 of current assets to $1.00 of current liabilities, as of November 30, 2003.

Commenting on the results for the quarter, Mr. Jeffrey L. Schwartz, Chairman and Chief Executive Officer of Traffix stated, “Our fourth quarter revenue results reflect strong growth rates of 50% and 35% in our advertising and dating businesses, respectively, over the 2003 fourth quarter. In the fourth quarter of 2004, we added $1.6 million in revenue from client advertising on our websites, and $500,000 in incremental revenue from our dating websites, where revenue is generated from sales of memberships to consumers.  In addition, our search engine marketing subsidiary, SendTraffic, Inc. which we acquired on July 1, 2004, generated $1.2 million in fourth quarter net revenue.  The growth and contributions from these businesses enabled us to grow revenues by 47% from the fourth quarter a year ago.  The results also reflect investment spending to grow the business.”  Mr. Schwartz added, “We are excited about the traction we are now seeing in our business.  We plan to remain focused on continuing to grow revenue from our websites, by increasing the number of visitors, and by launching new and compelling content websites.  For example, we recently announced the formal launch of EZ-Tracks.com, our music download site that features over 30,000 songs available for downloading, as well as a variety of other exciting content such as musical greeting cards and a downloadable version of the Bible in audio format with word and phrase search capabilities.  In September, EZ-Tracks was experiencing minimal traffic, and since November, it has been generating over four million monthly page views, and over 300,000 consumers are completing the registration pages each month.  Of course, there are other exciting content sites that we have been developing, some of which we have already soft-launched and are beginning to show similar consumer traffic patterns as EZ-Tracks.”  Commenting further, “We have already created synergy from the acquisition of SendTraffic as it has helped us use search engine marketing more effectively to generate meaningful incremental traffic to our website properties.”

Commenting on the results for the fiscal year and the prospects for 2005, Mr. Schwartz stated, “We generated about $1 million in EBITDA(1) in fiscal year 2004, despite incurring a significant operating loss in the third quarter of approximately $600,000.  This year represents our sixth consecutive year of profitability.  We are proud of this track record given the paradigm shifts that have occurred in the Internet industry over the last six years.  Traffix is still a relatively small company, and the costs and distractions associated with the increased reporting and audit compliance requirements have had an impact on our results, including the results of our fourth quarter.  We believe that although the industry is still rapidly evolving, certain aspects are maturing.  In light of this, as well as our desire to increase the size of our business to help absorb some of the increased administrative costs, we have made strategic investments in attractive and complementary Internet businesses.  Specifically, we acquired SendTraffic in fiscal 2004 to enable us to participate in the tremendous growth taking place in search engine media; we acquired HotRocket Marketing last month to expand our reach in new areas of advertising inventory available on the Net; and we expect to continue to develop and launch compelling websites that will ultimately attract more consumer traffic for our client advertisements.  With these new critical additions to our business foundation, it is our plan for 2005 to weave together the existing Traffix media properties, the new Traffix acquisitions and the new Traffix websites, to create a more powerful engine to grow the overall business of Traffix.”  Commenting further Mr. Schwartz stated, “I believe that we are in a new and meaningful growth phase of our business.  We are very excited about our business prospects for fiscal 2005.”

With respect to the decline in the Company’s cash and marketable securities of $2.4 million from $38.2 million as of November 30, 2003 to $35.8 million as of November 30, 2004, the Company noted that the primary factors contributing to the decline from November 30, 2003 was the payment of four quarterly dividends of $0.08 per share, totaling $4.3 million during fiscal 2004, the purchase of SendTraffic, Inc. for which a net of $3.5 million in cash was paid, all partially offset by net income earned of $1.0 million and $1.7 million in cash generated from the exercise of stock options by Company employees.

The Company reported that the Board of Directors declared a dividend of $.08 per share to shareholders of record as of March 1, 2005, payable on or about March 10, 2005.

Traffix will be hosting an earnings conference call at 4:00 p.m. EST today, February 17, 2004.  To participate on the call, please dial 1-888-335-6974 (domestic) or 1-973-935-2405 (international).

About Traffix, Inc:

Traffix is a leading Internet media and marketing company that owns and operates a vast network of entertaining web destinations that provide compelling content to millions of consumers.  Traffix serves highly targeted advertisements throughout its network via its proprietary ad-serving optimization technology, yielding measurable results for its clients.  Traffix is a member of the ESPC division of the NAI, an organization committed to providing consumers with clear explanations of Internet advertising practices.  For more information about Traffix, Inc., visit the website @ www.traffixinc.com.

This release contains certain forward-looking statements and information relating to Traffix that are based on the beliefs of Traffix’s management, as well as assumptions made by and information currently available to the Company.  Such statements reflect the current views of the Company with respect to future events including estimates and projections about Traffix’s business based on certain assumptions of Traffix’s management, including those described in this Release.  These statements are not guarantees of future performance and involve risk and uncertainties that are difficult to predict, including changes in demand for the Company’s services and products, changes in technology and the regulatory environment affecting the Company’s business, and difficulties encountered in the integration of acquired businesses.  Should one or more of these underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated or expected.  The Company does not intend to update these forward-looking statements.

You may register to receive Traffix’s future press releases or to download a complete Digital Investor Kit™ including press releases, regulatory filings and corporate materials by clicking on the “Digital Investor Kit™” icon at www.kcsa.com.

Tables to Follow

(1) “EBITDA” is net (loss) income before Interest Expense, Income Taxes, Interest and Dividend Income, Realized Gains On Marketable Securities, Realized Gain on Sale of Subsidiary, Other Non-operating Income (Expense), Depreciation, Amortization, and Minority Interest (Income)/Loss.

TRAFFIX, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF (LOSS) INCOME FOR THE:

	Three Months Ended November 30,		Year Ended November 30,
	2004	2003	2004	2003

Net revenue	$10,762,517	$7,345,752	$37,281,214	$32,388,852

Cost of sales	6,774,247	3,216,915	22,052,610	13,080,555
Gross profit	3,988,270	4,128,837	15,228,604	19,308,297

Selling expenses	795,200	918,284	2,323,510	6,495,924
General and administrative expenses	3,341,461	2,515,042	12,832,239	13,646,524
Bad Debt expense	98,771	(31,080)	406,699	576,350
(Loss) Income from operations	(247,162)	726,591	(333,844)	(1,410,501)

Other income (expense):
Interest income and dividends	183,860	102,155	544,153	479,934
Realized gains on marketable securities	(6,658)	15,662	25,490	19,730
Realized gain on sale of subsidiary	195,000	210,801	784,900	1,375,801
Other non-operating income (expense)	60,808	25,640	398,118	(54,068)
Minority interest in income of subsidiary	—	—	—	(137,567)

Income before Provision (benefit) for income taxes	185,848	1,080,849	1,418,817	273,329

Provision (benefit) for income taxes	64,996	200,982	404,603	(147,571)
Effective tax rate (benefit)	35.0%	18.6%	28.5%	-54.0%
Net income	$120,852	$879,867	$1,014,214	$420,900

Diluted income per share:
Net income	$0.01	$0.07	$0.07	$0.03
Weighted average shares outstanding	14,149,818	13,165,260	13,928,375	13,085,297

(more)

TRAFFIX, INC. AND SUBSIDIARIES
SUMMARY CONSOLIDATED BALANCE SHEETS

	November 30, 2004	November 30, 2003

Assets
Current assets:
Cash and cash equivalents	$7,553,285	$9,939,657
Marketable securities	28,251,348	28,272,520
Accounts receivable, trade, net of allowance for doubtful accounts of $629,229 and $872,605 in 2004 and 2003, respectively	4,744,220	4,076,947
All other current assets	2,178,151	2,361,563
Total current assets	42,727,004	44,650,687

Total non-current assets	9,139,911	5,299,850
Total assets	$51,866,915	$49,950,537

Liabilities
Total liabilities - current	$8,119,796	$6,403,804
Total liabilities - non-current - (deferred taxes payable)	—	207,820
Total shareholders’ equity	43,747,119	43,338,913
Total liabilities and shareholders’ equity	$51,866,915	$49,950,537

Working Capital (Current assets less current liabilities)	$34,607,208	$38,246,883
Current Ratio	$5.26	$6.97
Combined Cash and Marketable Securities	$35,804,633	$38,212,177
Common stock outstanding	13,510,605	12,922,166
Tangible Book Value per share	$2.75	$3.18
Combined Cash and Marketable Securities per share	$2.65	$2.96

Other Unaudited Operations Data for the periods presented:

	Fourth Quarter Ended November 30,
	2004	2003
(Loss) Income from operations	$(247,162)	$726,591
Depreciation and amortization	462,809	297,435
EBITDA (a)	$215,647	$1,024,026

	Year Ended November 30,
	2004	2003
(Loss) Income from operations	$(333,844)	$(1,410,501)
Depreciation and amortization	1,400,995	1,436,582
EBITDA (a)	$1,067,151	$26,081

(a)          EBITDA is net (loss) income before Interest Expense, Income Taxes, Interest and Dividend Income, Realized Gains On Marketable Securities, Realized Gain on Sale of Subsidiary, Other Non-operating Income (Expense), Depreciation, Amortization, and Minority Interest (Income)/Loss.